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
FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE.  SEE INSTRUCTION 1(B).
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
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1.  Name and Address of Reporting  Person      2. Issuer Name AND Ticker or         3. IRS
                                                  Trading Symbol                       Identification
    IMBLEAU   CLAUDE                                                                   Number of
    ----------------------------------                                                 Reporting
    (Last)   (First)    (Middle)                  NDC AUTOMATION, INC. (AGVS)          Person
                                                                                       (Voluntary)
    5015 HARDISON RD.
    ----------------------------------
    (Street)

    CHARLOTTE      NC           28226
    ----------------------------------
    (City)         (State)      (Zip)



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4. Statement           5. If                 6. Relationship of Reporting Person(s) to Issuer
   for                    Amendment,            (Check all applicable)
   Month/Year             Date of               ______ Director                ______10% Owner
                          Original
   OCTOBER 1998           (Month/Year)              X
                                                ______ Officer                 _______ Other
                                               (give title below)             (specify below)
                                                VP FINANCE AND ADMINISTRATION, CFO

 ----------------------------------------------------------------------------------------------------------------------------





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TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------
          1.                2.           3.                     4.
---------------------    --------    ----------   ------------------------------


                         Trans-      Trans-          Securities Acquired (A)
                         action      action          or Disposed of (D)
                         Date        Code            (Instr. 3, 4 and 5)
Title of                 (Month/     (Instr. 8)   ----------------------------
Security                  Day/       ----------     Amount    (A) or    Price
(Instr. 3)                Year)      Code   V                   (D)
---------------------    --------    ----  ----   -----------  ------  ---------

Common Stock             10/8/98     P            5,294        A        .17



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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or type responses.)

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FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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     1.        2.       3.         4.         5.             6.                 7.
----------  --------  --------  --------  ----------    ------------      --------------
                                                                           Title and
                                          Number of     Date Exer-         Amount of
                                          Derivative    cisable and        Underlying
                                          Securities    Expiration         Securities
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)
            Exercise  action    Code      of (D)        --------------    --------------
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-
Security    ative      Day/     --------  ----------    cis-     ation            ber of
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------



Explanation of Responses:

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 /s/ CLAUDE IMBLEAU                   November 10, 1998
--------------------------------      -----------------
 ** Signature of Reporting Person            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:  File three copies of this Form, one
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.

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